EXHIBIT 5.2

INTERNAL REVENUE SERVICE      DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
31 HOPKINS PLAZA
BALTIMORE, MD  21201-00000

Date:  January 4, 1995        Employer Identification Number:
                                   13-3314606
                              File Folder Number
                                   521033873
C&D CHARTER POWER SYSTEMS
  INC.                        Person to Contact:
3042 WALTON ROAD                   ARNOLD FUSCO
PLYMOUTH MEETING, PA  19462   Plan Name:
                              C&D CHARTER POWER
                              SAVINGS PLAN
                              Plan Number:  001


Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section
1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination letter is applicable for the amendment(s) adopted on December 29, 1994.

     This plan satisfies the minimum coverage requirements on the basis of the average benefit test in section 410(b)(2) of the Code.

     This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

     This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefitting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

     This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                              Sincerely yours,

                              /s/ Paul M. Harrington

                              District Director

Enclosure(s)
Publication 794